ANCILLARY CARE SERVICES

November 4, 2009

Steven J. Armond
710 Edward Ct.
Southlake, Texas 76092

Dear Steve:

Reference is made to the employment agreement (the "Employment Agreement"), dated as of October 12, 2007, by and between American CareSource Holdings, Inc., a Delaware corporation (the "Company") and Steven J Armond (the "Employee").

Employee agrees to remain in the employment of the Company for a period of not less than ninety (90) days from the date hereof. As consideration therefor, the Company agrees that, in the event that Employee voluntarily terminates his employment for any reason on a date that is between ninety (90) and one hundred twenty (120) days from the date hereof (and as long as and to the extent that the Employee complies with all Company policies and all other provisions of the Employment Agreement, including, without limitation, Sections 6.2(c), 6.2(d), 6.2(e) and 6.2(f) thereof), the Employee shall be entitled to the following:

(a) Prompt payment by the Company of all Base Compensation, accrued vacation and employee expense reimbursement owed to the Employee in accordance with the Company policy as of the date of termination and consistent with the Company's regular payroll practices.

(b) Payment by the Company, within thirty (30) days of termination, of the following:

(i) Any portion of the Employee's 2009 performance bonus remaining unpaid as of the date of termination--any obtainment of bonus targets will be based on board-approved projections, as previously defined in writing by the Company in accordance with the terms and conditions of the 2009 Management Bonus Program; and

(ii) The pro rata share of the Employee's 2010 performance bonus, if any, remaining unpaid as of the date of termination. Any such pro rata share will be based on the prorated 2010 bonus eligibility, if any, based on the Company's performance expectations on the date of termination as reflected in the corporate bonus accruals and calculated in a manner consistent with the method followed in connection with the 2009 performance bonus, if any.

(c) Commencing immediately upon such termination of employment, monthly payments in the amount of $17,766.67 (or a proportionate amount bi-weekly at the Company's discretion), for a period of six (6) months after termination subject to tax and benefits withholdings in accordance with the Company's usual policies.

(d) Continuation of all employee benefits provided to Employee during his employment for a period of six (6) months at the same cost to the Employee. Employee may retain laptop and portable phone provided all corporate and confidential information has been removed by technical support.

All capitalized terms included but not otherwise defined in this letter agreement shall have the meaning as provided for in the Employment Agreement. Other than as specifically provided herein, (i) the Employment Agreement remains unchanged and in full force and effect and (ii) the payments and benefits herein are not in addition to payments and benefits the Employee would otherwise receive under the Employment Agreement.

Please confirm that the foregoing correctly sets forth our agreement by signing and returning to the Company the enclosed copy of this letter agreement.

Very truly yours,

David S. Boone
President and Chief Executive Officer

Accepted and agreed to as of the date first written above:

Steven J. Armond

5429 Lyndon B. Johnson Freeway
Suite 700
Dallas, TX 75240
P: 800.370.5994 F: 972.980.2560
www.anci-care.com